Exhibit 99.1

Integrated BioPharma Reports Results for its Quarter Ended September 30, 2021

HILLSIDE, NEW JERSEY (November 10, 2021) - Integrated BioPharma, Inc. (OTCQX: INBP) (the “Company” or “INBP”) reports its financial results for the quarter ended September 30, 2021.

Revenue for the quarter ended September 30, 2021 was $12.8 million compared to $15.2 million for the quarter ended September 30, 2020, a decrease of $2.4 million or 16.0%.  The Company had operating income for the quarter ended September 30, 2021 of $0.6 million compared to operating income of $1.5 million for the quarter ended September 30, 2020.

For the quarter ended September 30, 2021, the Company had net income of $0.5 million or $0.02 per share of common stock, compared with net income of $1.0 million or $0.04 per share of common stock for the quarter ended September 30, 2020.  The Company’s diluted net income per share of common stock for the quarters ended September 30, 2021 and 2020 were $0.02 and $0.03 per share of common stock, respectively.

“While our revenue decreased by approximately 16% in the quarter ended September 30, 2021 from the prior quarter ended September 30, 2020, our revenue from our two largest customers in our Contract Manufacturing Segment remained consistent; representing approximately 91% and 92% of total revenue in the quarters ended September 30, 2021 and 2020, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.  “Revenues in the quarter ended September 30, 2020 were higher than then the quarter ended September 30, 2021 due to increased safety stock and consumer demands required by our customers during the height of the COVID-19 pandemic.  We also believe the fear of slowdowns in production due to the pandemic were contributing factors in our three- month revenues ended September 30, 2020”, the Co-CEO’s further stated.

A summary of our financial results for the three months ended September 30, 2021 and 2020 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
(unaudited)
	Three Months Ended
	September 30,
	2021	2020

Total revenue	$12,751	$15,172
Cost of sales	11,327	12,799
Gross profit	1,424	2,373
Selling and administrative expenses	839	864
Operating income	585	1,509
Other expense, net (1)	(46)	(41)

Income before income taxes	539	1,468
Income tax expense, net	23	427
Net income	$516	$1,041

Net income per common share:
Basic	$0.02	$0.04
Diluted	$0.02	$0.03
Weighted average common shares outstanding:
Basic	29,817,919	29,645,943
Diluted	32,599,896	31,713,076

(1)  Includes interest expense of $32 and $76, respectively.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at www.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include developments in the nutraceutical market and related products and services, risks associate with the outbreak and continuing spread of COVID-19, the Company’s ability to maintain the qualitative and quantitative qualifications for continued inclusion on the OTCQX Best Market and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.